EXHIBIT 16.1

  March 15, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

                                       RE: FOLKUP DEVELOPMENT INC.

Dear Sirs/Madams:

The undersigned JP Centurion & Partners PLT, previously acted as independent accountants to audit the financial statements of Folkup Development Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated March 15, 2022 of Folkup Development Inc to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ JP CENTURION & PARTNERS PLT

JP CENTURION & PARTNERS PLT

KUALA LUMPUR, MALAYSIA